Exhibit 10.1

INTELLECTUAL PROPERTY LICENSE
#2018CD03

     This document certifies that an Intellectual Property License dated as of February 23, 2018 has been granted by:

BETWEEN

NEUTRISCI INTERNATIONAL CORP., and any subsidiary
company owned by Neutrisci International Inc. with an address at Suite
1600 – 609 Granville Street Vancouver, British Columbia V7Y 1C3

("NeutriSci”, “Licensee” and together with any subsidiaries the NeutriSci Group)

AND:

LEXARIA CANPHARM CORP., with an address at 156 Valleyview
Road, Kelowna, British Columbia V1X 3M4

("Lexaria", “Licensor”, and together with NeutriSci, the "Parties")

RECITALS:

A.	WHEREAS certain capitalized terms not otherwise defined below are defined below;

B.

WHEREAS, LICENSEE wishes to utilize the Technology of LICENSOR, and LICENSOR desires for LICENSEE to utilize the Technology, to create, test, manufacture and sell non-psychoactive cannabinoid-infused edible sublingual mouth melt products always containing less than 0.3% THC to create one or more consumable products at the LICENSEE’s option as further described in Exhibit “B” (“End Products”), subject to the terms and conditions set forth herein. Such End Products shall only be distributed and/or sold by LICENSEE or Partner, as defined in Section 1a) below, in compliance with all local licensing requirements applicable in any location in which LICENSEE is permitted by this Agreement or an addendum to this Agreement to sell or distribute the End Products (such locations collectively referred to as “Permitted Locations” or “Territory”);

C.

The Parties have entered various agreements forming a business relationship and conducted experiments and work to better understand performance enhancing technologies and intellectual property, technical know-how and trade secrets listed in Schedule A attached hereto whereby Neutrisci will develop and sell the End Products that incorporate the Technology for enhancing palatability and bioavailability of beneficial non- psychoactive cannabinoids in NeutriSci’s existing and pipeline product formats (the “Technology”);

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree each with the other as follows:

DEFINITIONS AND SCHEDULES

In this Agreement, unless the context otherwise requires, the following terms will have the following meanings:

"Governmental Authorities" means any governments, whether federal, provincial, or municipal, and any branch, department or ministry thereof, or any governmental agency, authority, board, tribunal or commission of any kind whatsoever.

"Law" or "Laws" means all applicable domestic and foreign national, federal, state and local Laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

"Net Cost of Goods Sold" means the additive value of all ingredients, including manufacturing processing and analytical testing as applicable, required to supply and manufacture each batch of End Products to be produced by the LICENSEE regardless of whether said ingredients, manufacturing and testing is managed by LICENSEE, LICENSOR, or third parties.

"Person" means any individual, firm, partnership, joint venture, trust, corporation, limited liability company, unincorporated organization, estate or other business entity.

"Parties" means the parties to this Agreement and their respective successors and permitted assigns which become parties pursuant to this Agreement.

"Tax" and "Taxes" shall mean any or all Canadian federal, provincial, local or foreign (i.e. non-Canadian) income, gross receipts, real property gains, goods and services, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other taxes, levies, governmental charges or assessments of any kind whatsoever, including, without limitation, any estimated tax payments, interest, penalties or other additions thereto, whether or not disputed.

“Territory” shall mean any jurisdiction anywhere in the world where consumer products containing hemp oil extracts with less than 0.3% THC are permitted by law to be created and sold.

The following is a list of schedules to this Agreement:

Exhibit "A" – Identification of Technology
Exhibit “B” – Identification of End Products

AGREEMENT

1.	License of Technology: Subject to certain terms and conditions, LICENSOR hereby grants to LICENSEE each of the licenses more fully defined in Section 2 below.

a)

Non-transferable: The license granted by this Section 1 may not be transferred or sublicensed by LICENSEE without LICENSOR’s written consent. However, LICENSEE has the right to sublicense its license to any entity within the NEUTRISCI Group. Without limiting the generality of the foregoing paragraph, LICENSEE shall enter a relationship agreement with any such NEUTRISCI Group member that is in substantial form identical to this Agreement in order to preserve LICENSOR’s rights.

b)

Other Products: The Parties agree that LICENSEE is not limited to production of the End Products defined herein, but that LICENSEE may develop, create and test new products that are derived from or otherwise incorporate the Technology and such new products are only to be distributed and/or sold to Permitted Locations (the “New Products”), subject to availability of licenses in the future from Lexaria CanPharm.

2)	Non-exclusive Licenses. LICENSEE will have the following rights to produce and sell the End Products for TWO (2) years in the Territory, using the Technology licensed pursuant to this Agreement.

	a)	In the Territory From LICENSOR to LICENSEE:

Non-Exclusive rights throughout the Initial Term (as defined in Section 4a), and any renewals or extensions thereof, granting LICENSEE the right to develop, test, make, sell, offer for sale and distribute the End Products in the Territory.

b)

LICENSOR’s Products: LICENSOR shall not be prohibited from (i) licensing, or similar arrangements, with respect to the Technology within the Territory; or (ii) licensing its Technology on any basis, at all times and in all locations, subject to the terms of this Agreement. Subject to Subsection 2a) above, LICENSOR is expressly permitted to utilize its Technology on any basis it chooses, at any time, for producing and commercializing its own products.

c)

Labels and Advertising: It is a condition of the license granted to the LICENSEE, that, subject to applicable law and subject to local language laws in any given jurisdiction, labeling of the End Product that uses the Technology shall include as much information as possible while maintaining the esthetic appeal of the packaging for consumer purposes. Such labeling for esthetic purposes shall be at the discretion of the LICENSEE. In the event labeling is restricted due to package sizing, or other reasonable reasons, the packaging shall include information directing the consumer to a website or other location to view the applicable information.

3)

Rights and Obligations Related to the Technology. Except as expressly provided in this section or elsewhere in this Agreement, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party’s products, information or other intellectual property rights, either expressly or by implication, estoppel or otherwise.

a)

LICENSOR Intellectual Property: LICENSOR retains full, absolute, and complete rights to all processes covered or described in all of its issued patents and its patent applications filed prior to the date of this Agreement, and any future continuations, continuations in part or divisional applications filed thereto, including but not limited to the issued US and international patents and the US and International patent applications that comprise the Technology as outlined in Exhibit A (“Licensor IP”), unless LICENSOR allows these applications to abandon or lapse, or otherwise fails to protect the Technology. Except as expressly provided for in Section 2, nothing in this Agreement or in the conduct of the Parties shall be interpreted as preventing LICENSOR from granting to any other person a license for use of the Technology or from using the Technology in any manner whatsoever.

b)

LICENSEE Intellectual Property: Any intellectual property resulting solely from LICENSEE’s work, know-how, or development that does not include nor rely upon the Technology, Licensor IP or jointly owned intellectual property, as described in this Agreement, shall be owned by LICENSEE (“Licensee IP”). LICENSEE retains full, absolute, and complete rights to all processes covered or described in all of its issued patents and its patent applications filed prior to the date of this Agreement, and any future continuations, continuations in part or divisional applications filed thereto, including but not limited to the issued US and international patents and the US and International patent applications that comprise the LICENSEE Technology. Nothing in this Agreement or in the conduct of the Parties shall be interpreted as preventing LICENSEE from granting to any other person, entity, institution or body a license for use of the LICENSEE technology or from using the LICENSEE technology in any manner whatsoever.

c)	Improvements:

i)

LICENSOR Improvements: The entire right and title to the Technology, whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from LICENSOR IP and which are improvements thereto by LICENSOR, its employees or others acting solely on LICENSOR’s behalf shall be owned solely by LICENSOR (“Licensor Improvements”).

ii)

LICENSEE Improvements: Rights and title to improvements whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from LICENSOR IP and which are improvements thereto solely by LICENSEE or its employees, as defined by this Agreement, shall be owned by the LICENSEE (“Licensee Improvements”). In respect to such Licensee Improvements, LICENSOR grants LICENSEE a license to use the underlying intellectual property supporting any such improvement for so long as this Agreement remains in effect (including any renewal terms) and LICENSOR agrees to negotiate in good faith terms of license renewal after the end of the Term of this Agreement and any renewal terms per Section 4a. If LICENSEE develops any Licensee Improvements, LICENSEE will promptly provide LICENSOR with written notice of such Licensee Improvements to validate LICENSEE’S claim to Licensee Improvements. Following receipt of notice of such Licensee Improvements, LICENSOR shall have the exclusive option during the Term of this Agreement (and any renewal terms) to use the Licensee Improvements for LICENSOR’s use with the understanding that LICENSOR will not be permitted to sub-license these rights to any third party.

iii)

Joint Improvements: Rights and title to the Technology, whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from LICENSOR IP and which are improvements thereto by both LICENSOR AND LICENSEE shall be jointly owned intellectual property by LICENSOR AND LICENSEE.

iv)

Improvements; Assignment. LICENSEE and LICENSOR hereby represent that all NEUTRISCI Group members, employees and other persons acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign, or as it shall direct, all Joint Improvements that include or rely on the Technology conceived or reduced to practice by such NEUTRISCI Group members, employees or other persons acting on its behalf in accordance with this Agreement to the benefit of LICENSOR and LICENSEE.

v)

Improvements; Confidential Information. All Improvements shall constitute Confidential Information and shall be subject to the confidentiality provisions set forth in this Agreement, the whole subject to this Section 3.

d)	Inventions; Reporting:

i)

Upon making any invention that does not include or rely upon the Technology LICENSEE has no obligation to share such information of invention with LICENSOR nor inform LICENSOR of said invention, and LICENSEE retains unrestricted rights and ability to use, assign, license, seek patent and other forms of intellectual property protection related to said invention. For greater certainty, any such new invention, development, technology, and/or intellectual property belongs solely to LICENSEE. Upon making any invention that does or does NOT include or rely upon the Technology, LICENSOR has no obligation to share such information of invention with LICENSEE nor inform LICENSEE of said invention, and LICENSOR retains unrestricted rights and ability to use, assign, license, seek patent and other forms of intellectual property protection related to said invention.

	e)	Jointly Owned Intellectual Property: If any patent applications are filed seeking to protect any Joint Improvements (“Jointly Owned IP”), each Party shall be named as joint inventors.

i)

Prosecution and Maintenance of Jointly Owned Patents. The Parties shall cooperate to cause the filing of one or more patent applications covering any such Jointly Owned IP. The Parties will mutually agree upon which of them shall be responsible for filing, prosecution and maintenance of Jointly Owned IP. The expenses of such filing, prosecution and maintenance shall be equally shared by the Parties unless one of the Parties assigns all of its rights to the other Party. Both Parties agree to assist the other Party in enforcing its rights in the Jointly Owned IP. The costs of any such assistance or cooperation will be borne by the requesting party.

ii)

Jointly Owned IP Rights. LICENSOR grants to LICENSEE an exclusive, non-sub-licensable, fully-paid, royalty-free, perpetual license to any Jointly Owned IP. Further, LICENSEE grants to LICENSOR an exclusive, non-sub-licensable, fully-paid, royalty-free, perpetual license to any Jointly Owned IP. In the event of a “Change in Control” of a party hereto, or in the event of the “Sale of Assets” (as such terms are defined in Section 30) of a party, then Section 30 shall apply.

	f)	Quality Control.

		i)	LICENSEE and LICENSOR agree to maintain and preserve the quality of the Technology, and to use the Technology in good faith and in a manner consistent with the uses approved herein.

ii)

LICENSEE and LICENSOR shall (a) ensure that all End Products and related materials under the Technology are developed, tested, promoted, manufactured and distributed in a professional manner in compliance with all generally accepted industry standards.

iii)

LICENSEE has the right to reject any hemp oil / full-spectrum hemp that the LICENSOR may plan to procure as further described in Section 6(c)(iii) should the LICENSEE deem said product to be of inferior quality based upon review of the manufacturer’s COA prior to hemp oil acquisition by LICENSOR.

4)	Term and Termination.

a)

Term. This Agreement shall take effect on January 7, 2018 and shall remain in effect for the shorter of either TWO (2) years (namely until January 7, 2020) (the “Initial Term”); or, such circumstances as described in Section 4c).

After the conclusion of the Initial Term, this Agreement may be renewed by LICENSEE for an additional period on terms to be negotiated in good faith by the Parties; in general, as outlined in Exhibit C herein.

	b)	Termination. This Agreement and the licenses granted hereunder may be terminated prior to the expiration of the Initial Term or any renewal term of this Agreement as follows:

i)

This Agreement may be terminated by LICENSOR by written notice to LICENSEE upon the occurrence of any of the following: (i) failure of LICENSEE to pay any license fees for more than sixty (60) days after they become due; (ii) LICENSEE’s violation of the provisions of Sections 7 and 8 or LICENSEE’s material breach of any other term of this Agreement, and if which breach is not cured within sixty (60) days after written notice of such breach from LICENSOR; (iii) failure of LICENSEE to maintain all required licenses and governmental authorizations required for the conduct of its business or to comply in all material respects with applicable laws; or (iv) LICENSEE ceases operations, makes a general assignment for the benefit of creditors, or is the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.

ii)

This Agreement may be terminated by LICENSEE by written notice to LICENSOR in the event of material breach by LICENSOR of its obligations or representations and warranties under this Agreement, and if which breach is not cured within sixty (60) days after written notice of such breach from LICENSEE.

c)

Effect of Termination. Except as provided for in Section 5, LICENSEE’s payment obligations shall be extinguished if this Agreement is terminated. If the Agreement expires without any renewal thereof then LICENSEE must immediately cease and desist all utilization of the Technology to manufacture, distribute or sell End Products, except that it may distribute and sell End Products until all finished goods and raw materials inventory that pertains to the Technology has been sold. In any event, upon the natural future expiration of all pending and issued patents related to the Technology described herein, as applicable, the License Agreement shall expire and LICENSEE shall have no further payment obligations to LICENSOR.

5)	Indemnification.

a)

LICENSEE agrees to indemnify LICENSOR and hold LICENSOR harmless from and against any and all liabilities, losses and expenses arising from (i) LICENSEE’s unauthorized use of the Technology; (ii) LICENSEE’s failure to comply with applicable laws or to maintain all required licenses and governmental authorizations; (iii) any breach of LICENSEE’s representations and warranties set forth herein; and (iv) any liability to third parties as a result of LICENSEE’s production, distribution and/or sale of End Products, except as to any liability arising out of the proper use of the Technology.

b)

LICENSOR agrees to indemnify LICENSEE and hold LICENSEE harmless from and against any and all liabilities, losses and expenses arising from (i) any breach of LICENSOR’s representations and warranties set forth herein; and (ii) any claims of infringement raised by third parties as to the Technology or Licensed Patents.

6)

Confidentiality. In addition to the Confidentiality Agreement previously entered into by the Parties, at all times during the term of this Agreement (including any renewal term) and thereafter, LICENSEE will not use or disclose and will otherwise keep confidential any trade secrets or proprietary information, including, but not limited to the Technology and other intellectual property of LICENSOR (collectively, the “Confidential Information”) except to the extent required to perform its obligations under this Agreement. Without limitation of the foregoing, LICENSEE will hold the Confidential Information in confidence and will (a) exercise the same degree of care, but no less than a reasonable degree of care, to prevent its disclosure as LICENSEE would take to safeguard its own confidential or proprietary information, and (b) limit disclosure of Confidential Information, including any notes, extracts, analyses or materials that would disclose Confidential Information, solely to those of its employees who need to know the information for purposes of performing its obligations under this Agreement and who agree to keep such information confidential. Upon termination of this Agreement, LICENSEE shall immediately return all Confidential Information to LICENSOR and LICENSOR shall have the right to conduct an on-site audit of the LICENSEE within three (3) business days of termination to ensure compliance with the terms of this Agreement, at LICENSOR'S expense.

a)

Limitations. This section does not apply to any information that: (a) is already lawfully in the receiving Party's possession (unless received pursuant to a nondisclosure agreement); (b) is or becomes generally available to the public through no fault of the receiving Party; (c) is disclosed to the receiving Party by a third party who may transfer or disclose such information without restriction; (d) is required to be disclosed by the receiving Party as a matter of law (provided that the receiving Party will use all reasonable efforts to provide the disclosing Party with prior notice of such disclosure and to obtain a protective order therefor, with all costs to be borne by the disclosing Party); (e) is disclosed by the receiving Party with the disclosing Party's approval; or (f) is independently developed by the receiving Party without any use of confidential information. In all cases, the receiving Party will use all reasonable efforts to give the disclosing Party ten (10) days' prior written notice of any disclosure of information under this Agreement. The Parties will maintain the confidentiality of all confidential and proprietary information learned pursuant to this Agreement for a period of ten (10) years from the date of termination of this Agreement.

b)

Saving Provision. The Parties agree and stipulate that the agreements contained in this Section are fair and reasonable in light of all of the facts and circumstances of their relationship; however, the Parties are aware that in certain circumstances courts have refused to enforce certain agreements. Therefore, in furtherance of and not in derogation of the provisions of the preceding paragraph the parties agree that in the event a court should decline to enforce the provisions of the preceding paragraph, that paragraph shall be deemed to be modified to restrict non-enforcing Party’s rights under this Agreement to the maximum extent, in both time and geography, which the court shall find enforceable.

c)	Applicability to LICENSOR. The present Section 8, applies mutatis mutandis to LICENSOR, in respect of confidential information of LICENSEE.

7)

Limitation of Liability. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY AGREED TO IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR FOR ANY DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY. THE FOREGOING SHALL NOT LIMIT LICENSEE’S LIABILITY FOR UNAUTHORIZED USE BY LICENSEE OF LICENSOR’S TECHNOLOGY.

8)

No Warranties. OTHER THAN THE EXPRESS WARRANTIES PROVIDED HEREIN, LICENSOR MAKES NO EXPRESS WARRANTIES OF MERCHANTABILITY OR FITNESS OR EFFICACY FOR A PARTICULAR PURPOSE OF THE TECHNOLOGY AND/OR ANY END PRODUCTS PRODUCED FROM SAID TECHNOLOGY AND SHALL NOT BE HELD LIABLE FOR PROFITABILITY OF TECHNOLOGY AND/OR END PRODUCTS OR HELD LIABLE UNDER ANY OTHER THEORY OF LIABILITY.

     NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

     IN WITNESS WHEREOF, the parties have executed this Agreement intending to be legally bound as of the date set forth above.

“LICENSOR”
LEXARIA CANPHARM CORP.

/s/
Chris Bunka, CEO

EXHIBIT “A”

TECHNOLOGY

The Technology consists of:

(1) the following patent applications, patents granted, and PCT International Patent Applications;
(2) all technical know-how and trade secrets in regard to such named patents, including the use, manufacture or formulation thereof, that is owned or controlled by LICENSOR as of the Effective Date of this Agreement, as well as any future continuations, continuations in part or divisional applications filed pursuant to the patent applications. (the “Licensed Patents”):

U.S. Patent Granted No. 9,474,725 awarded October 27, 2016.

U.S. Patent Granted No. 9,839,612 B2 awarded December 12, 2017

U.S. Provisional Patent Application No. 62/010,601.

U.S. Provisional Patent Application No. 62/037,706.

U.S. Provisional Patent Application No. 62/153,835.

U.S. Provisional Patent Application No. 62/161,324.

U.S. Provisional Patent Application No. 15/225,802.

U.S. Provisional Patent Application No. 62/264,959.

U.S. Provisional Patent Application No. 62/264,967.

U.S. Utility Patent Application No. 14/735,844.

PCT International Patent Application No. PCT/US15/35128.

PCT International Patent Application No. PCT/US16/64295.

PCT International Patent Application No. PCT/US16/64296.

National filings thereunder:
2949369,
201580031524.X,
15806768.6,
201647041745.00
516371405

Australian Patent Granted No. 2015274698 awarded June 15, 2017

EXHIBIT “B”

END PRODUCTS

Product Line Name	Product Line Description
NeutriSci Sub-Lingual Tablets	Any product that is generally recognized as tablet designed to rapidly melt or dissolve in the mouth and that is infused using the Technology with non- psychoactive cannabinoids derived from hemp oil that contains less than 0.3% THC with or without the incorporation of pterostilbene.